UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Multinet International Corporation, Inc.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

       Nevada                       8741                    88-0441388
-----------------------  ----------------------------  ---------------------
(State or jurisdiction  (Primary Standard Industrial    (IRS Employer
 of incorporation or     Classification Code Number)     Identification No.)
 organization)

            8100 West Sahara Ave., Suite 200, Las Vegas, Nevada 89117
                                 (702) 966-0600
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

              21041 North 61st Street Dr., Glendale, Arizona 85308
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                        Donald C. Bradley, Resident Agent
            8100 West Sahara Ave., Suite 200, Las Vegas, Nevada 89117
                                 (702) 966-0600
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
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                         CALCULATION OF REGISTRATION FEE
================================================================================


                                   Proposed       Proposed          Amount of
Title of Each        Amount of     Maximum        Maximum           Registration
Class of Securities  Shares to be  Offering Price  Aggregate            Fee
to Be Registered     Registered    Per Share      Offering Price (1)    (1)
--------------------------------------------------------------------------------
Common Stock,
 $.001 par value     4,431,000     $.10            $443,100        $110.78
--------------------------------------------------------------------------------

TOTAL                                              $443,100        $110.78
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   Part I. Information Required in Prospectus
                   ==========================================

                               SELLING STOCKHOLDER
                             PRELIMINARY PROSPECTUS
                               Dated April 9, 2001

SUBJECT TO COMPLETION

         The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                        4,431,000 Shares of Common Stock

         All of the shares registered are being offered by the selling shareholders named in this prospectus. See the section entitled "Selling Shareholders". The shares were acquired by the selling shareholders directly from us in private transactions exempt from registration with the SEC pursuant to Section 4(2). (See the section entitled "Description of Securities".) We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

         Prior to the date hereof, there has been no trading market for the Common Shares. We have filed for quotation of our securities on the NASD Over-The-Counter Bulletin Board (OTCBB). There can be no assurance that the Common Shares will ever be quoted, that an active trading and/or a liquid market will ever develop or, if developed, that it will be maintained.

--------------------------------------------------------------------------------

         This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. In addition, investment in our shares is suitable only for those persons who do not need liquidity and are willing to accept substantial restrictions on the transfer of their shares.

         Please see "Risk Factors" on pages 2 - 6 to read about factors you should consider carefully before buying our shares.

--------------------------------------------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     The date of this prospectus is April 9, 2001.

                                TABLE OF CONTENTS
                                -----------------

Heading                                                                   Page
-------                                                                 -------

Prospectus Summary ...................................................       1

Risk Factors Related to Multinet International Corporation, Inc.......       2

         We Have a Limited Operating History..........................       2

         We Have Realized Minimal Net Profits From Operations.........       2

         We Need Additional Capital; Our Auditor Has
         Expressed a Going Concern Qualification......................       2

         We Currently Have Only One Customer and Limited Services.....       3

         We Are Dependent upon Management Whose Experience
         and/or Time Commitment Is Limited............................       3

         Our Management May Be Subject to Conflicts of Interest.......       3

         Our Business Plan to Expand to Online Management
         Is Speculative...............................................       4

         The Online Management Services Business Is Subject to
         Rapid Technological Change...................................       4

         We Will Be Subject to Intense Competition and at a Competitive
         Disadvantage.................................................       4

         We Have No Marketing Organization and Our Marketing Capability
         Is Limited...................................................       4

         We May Encounter Unforeseen Costs in the Management Services
         Business.....................................................       5

Risk Factors Related to the Offering .................................       5

         There Is No Public Market for Our Common Stock...............       5

         If Our Stock  Price  Drops  Significantly,  We May  Become
         Subject  To Securities  Litigation That Would Result In
         A Harmful  Diversion Of Our Resources........................       5

         State Blue Sky Regulations May Make It Difficult for You to
         Resell Our Stock.............................................       6

         Our  Common  Stock  Currently  Is And May  Continue  To Be
         Subject  To Additional Regulations Applicable To Lower
         Priced Securities............................................       6

         This Prospectus Contains Forward-Looking Statements..........       6

                           -------------------------

Use Of Proceeds ......................................................       7

Determination of Offering Price and Additional Information............       7

Dilution .............................................................       7

Dividend Policy ......................................................       7

Selling Security Holders .............................................       7

Plan of Distribution .................................................      10

Legal Proceedings ....................................................      11

Directors, Executive Officers, Promoters And Control Persons..........      11

Security Ownership Of Certain Beneficial Owners And Management........      14

Description of Securities ............................................      15

Interest of Named Experts and Counsel ................................      16

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities ...........................................      16

Organization Within Last Five Years ..................................      17

Description of Business ..............................................      18

Management's Discussion and Analysis of Financial Condition
and Results of Operations ............................................      22

Description of Property ..............................................      23

Certain Relationships and Related Transactions .......................      24

Market for Common Stock and Related Stockholder Matters ..............      24

Executive Compensation ...............................................      24

Consolidated Financial Statements ....................................      25

Changes In and Disagreements With Accountants on Accounting
And Financial Disclosure .............................................      37

Index To Consolidated Financial Statements

                               PROSPECTUS SUMMARY

     The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

                    MULTINET INTERNATIONAL CORPORATION, INC.

     Multinet International Corporation, Inc. provides integrated management services for automotive service stations, dealerships, and convenience stores. Its management services include:

o hiring and training of managerial staff ranging from general managers to cashiers and attendants;

o general site management and employee retention;

o training employees to use computer equipment for full service station operations, including credit card and lottery sales transactions;

o general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

         Our executive offices are located at 8100 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89117, and our telephone and facsimile numbers, respectively, are (702) 966-0600 and (702) 221-0376.

                              THE OFFERING

Securities
Being Offered              Up to 4,431,000 shares of common stock.
                           See section entitled "Description of Securities".

Securities Issued
And to be Issued           4,431,000 shares of common stock were issued
                           and outstanding as of the date of this
                           prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. See section entitled
                           "Description of Securities".

Use of Proceeds            We will not receive any proceeds from the
                           sale of the common stock by the selling shareholders.
                           See section entitled "Use of Proceeds."

                          SUMMARY FINANCIAL INFORMATION

     The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements.

                                               As of
                                 Dec. 31, 2000         Dec. 31, 1999
                                 --------------        ---------------

Consolidated Balance Sheet Data

Total Assets...................... $ 44,991               $   2,443

Common Stock......................    4,431                   4,426

Paid-in Capital...................    5,994                     499

Retained Earnings
(Accumulated Deficit). . . . . . .    4,543                  (3,182)

Total
Shareholders' equity.............. $ 14,968               $   1,743

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission, before you decide whether to buy our shares. Should any one or more of these risks actually materialize, the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Related to Multinet International Corporation, Inc.

1.       We Have a Limited Operating History.

         Prior to our acquisition of Nikky D. Corporation (a wholly-owned subsidiary), we had no operations while we were seeking strategic business acquisitions. Currently, our operations are based solely on the management contract between Nikky D. Corporation and Fernando's Mobil Station, located in Phoenix, Arizona. If this management agreement between Nikky D. Corporation and Fernando's Mobil Station ceases, we will have no operations until we acquire additional management contracts with other automotive service stations, dealerships, and/or convenience stores. There is no assurance that we will be successful in obtaining additional clients in the future.

         Further, we will be subject to many of the risks common to enterprises with limited operations, including undercapitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. Purchasers of shares of common stock in this offering will have no opportunity to evaluate, or have a voice in the determination of, the selection of customers or fees charged for our proposed services.

2.       We Have Realized Minimal Net Profits From Operations.

        We currently operate with minimal net profits, but a cash flow deficit due to limited assets and financial resources. As of December 31, 2000, our cash flow was not sufficient to cover our expenses. Shortfalls have been covered by advances from parties related by common ownership or management. We will continue to operate at a cash flow deficit until receipts from Nikky D. Corporation's management agreement with Fernando's Mobil Station are collected on a current basis and/or we acquire additional management contracts with other clients. There can be no assurance that we will achieve positive cash flow operations in the future.

3. We Need Additional Capital; Our Auditor Has Expressed a Going Concern Qualification.

        We do not anticipate the receipt of significant profits until we acquire additional management contracts with more clients. Our independent auditor has expressed this as a "going concern" qualification in the Independent Auditor's Report on, and footnotes to, Multinet International Corporation, Inc.'s consolidated financial statements. In addition, we may incur significant unanticipated expenditures that deplete our capital at a more rapid rate because of, among other things, our limited resources and lack of customer base and market recognition. Because of these and other factors, management is presently unable to predict any additional costs that might be incurred by us beyond those currently contemplated to obtain additional financing and acquire additional clients.

4.       We Currently Have Only One Customer and Limited Services.

         Currently, our operations are based solely on the management contract between Nikky D. Corporation and Fernando's Mobil Station, located in Phoenix, Arizona. We have no arrangement, agreement or understanding to provide management services for any other customer at the present time and we have only limited services available currently.

         There can be no assurance that we will acquire the funding necessary to fully implement our business plan. We are dependent on the efforts of our management to obtain the funding necessary in order to continue and expand our operations on a competitive basis.

5. We Are Dependent upon Management Whose Experience and/or Time Commitment Is Limited.

         We will be dependent upon our executive officers and directors, who do not receive monetary compensation currently or in the foreseeable future. The loss of the services of any of these individuals could be expected to have a material adverse effect on us. Currently, the Company has 10 employees, which include those employees of its wholly-owned subsidiary, Nikky D. Corporation and officers and directors of Multinet International Corporation, Inc. Four of these employees of Nikky D. Corporation are full-time employees.

         For the foreseeable future, we have no plans to employ any other personnel except a staff of research and development software specialists. Accordingly, until such time, if ever, as we are successful in attracting and employing capable personnel in all aspects of the management business, we intend to rely upon the judgment and conclusions of our current management.

6.       Our Management May Be Subject to Conflicts of Interest.

         Our officers and directors are currently, or may in the future become associated in various capacities with other companies involved in a range of business activities. Accordingly, potential continuing conflicts of interest may be inherent in their acting as our executive officers and directors. In addition, our executive officers, directors and/or controlling shareholders are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with Multinet International Corporation, Inc.

     Mr. Jose Fernando Garcia partly owns Fernando's Mobil Station, and is the President/Director of Nikky D. Corporation. His sister, Ms. Maria Victoria Melgar, is Secretary/Director of Nikky D. Corporation and part-owner of Fernando's Mobil Station as well. Therefore, the management agreement between Nikky D. Corporation and Fernando's Mobil Station is not at arm's-length, and potential conflicts of interest may arise in the future. Existing and potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by management and control persons in other business entities and in transactions with Nikky D. Corporation and Multinet International Corporation, Inc.

7.       Our Business Plan to Expand to Online Management Is Speculative.

         The success of our business plan to expand our current management services to online management, is dependent upon our ability to obtain customers for our proposed superior, highly customized management services, and to deliver the services on a timely and cost-effective basis. We expect to employ contractors on a part-time basis as needed to implement "the Multinet Connection". We are therefore currently dependent upon the management skills of our officers, directors and employees.

8. The Online Management Services Business Is Subject to Rapid Technological Change.

         The technology that we intend to use changes and advances quickly, and must be tailored to changing customer requirements, frequent new product introductions and evolving industry standards. As a result, our market position could be eroded rapidly by advancements by competitors. Broad acceptance of such proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. There can be no assurance that we will not experience difficulties that could delay or prevent the successful invention and delivery of our proposed expansion of management services to online services. Further, new services offered by others may meet the requirements of the marketplace and achieve market acceptance.

9.       We Will Be Subject to Intense Competition and at a Competitive
         Disadvantage.

         For the foreseeable future, we are expected to be an insignificant participant in the management services business. Nearly all existing companies providing management services are substantially larger and have more substantial operating histories and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. We expect to face strong competition from such well-established companies and small independent companies like ourselves. Our target market will be the smaller companies. Accordingly, we expect to compete on the basis of price (or the value to the customer of the services performed) and, to a lesser extent, on the basis of our reputation among customers as a quality provider of management services and our locality of operation. However, our opportunity to obtain customers may be limited by our financial resources and other assets. Consequently, we will be at a competitive disadvantage in obtaining the facilities, employees, financing and other resources required to provide the superior, highly customized management services and solutions demanded by customers. We expect to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of such advances.

10.      We Have No Marketing Organization and Our Marketing Capability Is
         Limited.

         Our success depends in large part upon our ability to identify and adequately penetrate the markets for our management services. As compared to Multinet International Corporation, Inc., which lacks the financial, personnel and other resources required to compete with its larger, better-financed competitors, virtually all of our competitors have much larger budgets for marketing, advertising and promotion. We anticipate that our very limited finances and other resources may be a determinative factor in the decision of any prospective employee as to whether to become employed by Multinet International Corporation, Inc. We intend to rely upon the judgment and conclusions of our management, based solely upon their knowledge and prior business experience, relative to our needs for marketing expertise, until such time, if ever, as we are successful in attracting and employing capable marketing and customer support personnel.

11.       We May Encounter Unforeseen Costs in the Management Services
          Business.

          Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by management service companies, based upon management's knowledge and limited experience in the management business, may not be accurate. There can be no assurance that the provision of general management services, including overall analysis of the customer's various needs, recommendations for and/or implementation of improvements, modifications, cost reductions, and consulting and specific problem-solving, will not cost significantly more than expected or even prove to be prohibitive. Further, we are unable to predict the amount of time or funding that will be consumed in management's efforts to obtain the additional debt and/or equity financing required in order to permit Multinet International Corporation, Inc. to offer a full range of management services. Therefore, we may expend significant unanticipated funds or significant funds may be expended by us without the development of commercially viable services. There can be no assurance that cost overruns will not occur or that such cost overruns will not adversely affect us.

Risk Factors Related to the Offering

12.      There Is No Public Market for Our Common Stock.

         Currently, there is no public market for the common stock and there is no assurance that a public market will develop as a result of this offering or, if developed, that it will be sustained. Furthermore, investors who desire to sell their shares of common stock in any market that develops may encounter substantial difficulty in doing so because of the fact that the price thereof may fluctuate rapidly as a result of changing economic conditions as well as conditions in the securities markets. As a result, the market value of the common stock could be greater or less than the public offering price of the shares of common stock. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans.

         We have filed to be listed on the Over-the-Counter-Bulletin Board (OTCBB) maintained by members of the National Association of Securities Dealers, Inc. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System ("NASDAQ") or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid.

13. If Our Stock Price Drops Significantly, We May Become Subject To Securities Litigation That Would Result In A Harmful Diversion Of Our Resources.

         In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a adverse effect upon our business, financial condition and results of operations.

14.      State Blue Sky Regulations May Make It Difficult for You to Resell
         Our Stock.

         If you purchase shares of our Common Stock from the selling shareholders, you may find it difficult or impossible to sell or transfer them. The individual states have enacted laws (separate from the federal securities laws) regulating the registration and sales of securities within their own jurisdictions. We currently have no plans to register any of our securities with any state, which means that you will not be able to re-sell the securities in a state unless you register them with that state, or unless an exemption from registration is available. To ensure that state laws are not violated through the resales of our securities, we will refuse to register the transfer of any of our securities unless we are satisfied that the transfer doesn't violate any state laws. We do not expect a secondary trading market for the Company's stock to develop in any state until we become a profitable enterprise.

15. Our Common Stock Currently Is And May Continue To Be Subject To Additional Regulations Applicable To Lower Priced Securities.

         Our common stock may be subject to a number of regulations that can affect its price and your ability to sell it. For example, Rule 15g-9 under the Exchange Act may apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

         In addition, under United States securities regulations, our common stock consists of penny stocks. Penny stocks, in general, are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock. The penny stock rules will not apply if the market price of our common stock is $5.00 or greater. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

16.      This Prospectus Contains Forward-Looking Statements.

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend" and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

           DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

         We will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Security Holders".

                                    DILUTION

         The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                            SELLING SECURITY HOLDERS

         The selling security holders named in this prospectus are offering all of the 4,431,000 shares of common stock offered through this prospectus.

         The following table provides as of April 9, 2001 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

(A)   the name of the selling security holder;

(B)   the number of shares owned by each prior to this offering;

(C) the total number of shares that are to be offered for each;

(D) the total number of shares that will be owned by each upon completion of the offering; and

(E)   the percentage owned by each.

         To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 4,431,000 shares outstanding on April 9, 2001.

         The table assumes all of the shares registered are sold.

--------------------------------------------------------------------------------
                                                  Total
                                                  Number Of
                                                  Shares To
                                                  Be Offered
                                 Shares           For Selling      Ownership
                                 Owned Prior      Security     Ater the Offering
Name                             To This           Holder's    -----------------
Of Selling Security Holder       Offering          Account     Number  Percent
--------------------------------------------------------------------------------
Gary Allen                        75,000            75,000       0        0
Daniel Anderson                   80,000            80,000       0        0
Loretta J. Argnello               45,000            45,000       0        0
Yolanda Ayala                     62,000            62,000       0        0
John Barnes                       75,000            75,000       0        0
Ted Barney                        50,000            50,000       0        0
Harry Blackburn                   90,000            90,000       0        0
Steven Boyd                       45,000            45,000       0        0
C. Blake Bradley                  58,000            58,000       0        0
Donald C. Bradley                  6,000             6,000       0        0
Jeff Bradley (1)                  61,000            61,000       0        0
Spencer Bradley                   62,000            62,000       0        0
Glen Brow                        125,000           125,000       0        0

-Table Continued-

A.M. Brown                        45,000            45,000       0        0
Traci Brow                       125,000           125,000       0        0
Jamie Cagle                       45,000            45,000       0        0
Sylvia Calulong                   50,000            50,000       0        0
John P. Case                      45,000            45,000       0        0
Mickey Cohen                      58,000            58,000       0        0
Debbie Cortez                     45,000            45,000       0        0
Phyllis Cross                     75,000            75,000       0        0
Laura Dentgher                    63,000            63,000       0        0
Terri Eddards                     75,000            75,000       0        0
Hugo Elias                        60,000            60,000       0        0
Martin Fellows                    80,000            80,000       0        0
Fernando Garcia                   67,000            67,000       0        0
Jose F. Garcia (2)               385,000           385,000       0        0
Priscilla Garcia                   63,000           63,000       0        0
Vilma V. Garcia                    67,000           67,000       0        0
Irma Garcia                        45,000           45,000       0        0
Netta Girard                       65,000           65,000       0        0
Rebecca Goodin                     50,000           50,000       0        0
David Grant                        50,000           50,000       0        0
Shaun Hadley                       60,000           60,000       0        0
Dan Hanson                         45,000           45,000       0        0
Sherri Henderson                  175,000          175,000       0        0
Alfonso Hernandez                  60,000           60,000       0        0
Alfonso Hernandez, Jr.             58,000           58,000       0        0
Bonnie Juarez                      58,000           58,000       0        0
Cynthia Kerkhoff                   68,000           68,000       0        0
Sonia Lenta                        57,000           57,000       0        0
Leonard Lickstein                  70,000           70,000       0        0
William D. May                     45,000           45,000       0        0
Claudia Melgar                     62,000           62,000       0        0
Jorge Melgar                       61,000           61,000       0        0
Maria V. Melgar (3)               300,000          300,000       0        0
Carlos Mestanza                    60,000           60,000       0        0
Dean Mitchell                      54,000           54,000       0        0
Micheal Newton                     75,000           75,000       0        0
Carlos Orellana                    58,000           58,000       0        0
Silvia Orellana                    64,000           64,000       0        0
Terry Riddle                       75,000           75,000       0        0
Clement Surprenant                 57,000           57,000       0        0
Jennifer Surprenant                62,000           62,000       0        0
Monica Taylor                      75,000           75,000       0        0
Gene Tognarelli                    60,000           60,000       0        0
Michael Walker                     75,000           75,000       0        0
Jacqueline V. Walker               75,000           75,000       0        0
Clarence Whitescarver              45,000           45,000       0        0
Walter Young                       85,000           85,000       0        0

--------------------------------------------------------------------------------

     (1) Jeff Bradley is a Director of Nikky D. Corporation, a wholly-owned subsidiary of Multinet International Corporation, Inc.

     (2) Jose F. Garcia is President, Secretary and a Director of Nikky D. Corporation.

     (3) Maria V. Melgar is Treasurer and a Director of Nikky D. Corporation.

         To our knowledge, none of the other selling shareholders:

     (1)  has  had  a  material   relationship   with   Multinet   International
Corporation, Inc. other than as a shareholder as noted above at any time within the past three years; or

     (2) has ever been an officer or director of Multinet International Corporation, Inc.

                              PLAN OF DISTRIBUTION

        The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

(1) on such public markets or exchanges as the common stock may from time to time be trading;
(2)   in privately negotiated transactions;
(3)   through the writing of options on the common stock;
(4)   in short sales; or
(5)   in any combination of these methods of distribution.

        The sales price to the public may be:

(1)   the market price prevailing at the time of sale;
(2)   a price related to such prevailing  market  price;  or
(3)   such other price as the selling  shareholders determine from time to time.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

         The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

         The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

         (1) not engage in any stabilization activities in connection with our common stock;

         (2) furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

         (3) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                LEGAL PROCEEDINGS

         We know of no legal proceedings to which Multinet International Corporation, Inc. is a party, which are pending, threatened or contemplated, or of any unsatisfied judgments against Multinet International Corporation, Inc.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

         Our executive officers and directors are as follows:

        Name               Age                       Title
---------------------      ---        ----------------------------------

Glen Brow                  36          President, Director
                                       Multinet International Corporation, Inc.

Sherri Kresser             37          Secretary, Director
                                       Multinet International Corporation, Inc.

Traci Brow                 34          Treasurer, Director
                                       Multinet International Corporation, Inc.

Jose Fernando Garcia*      55          President, Director
                                       Nikky D. Corporation

Maria Victoria Melgar*     58          Secretary, Director
                                       Nikky D. Corporation


* Executive officer of subsidiary, Nikky D. Corporation, who performs policy making functions for the registrant, Multinet International Corporation, Inc. may be considered an "executive officer" of the registrant, as defined in Rule 3b-7 of the Exchange Act.

General

         Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Family Relationships

         Mr. Glen Brow and Ms. Traci Brow are husband and wife. Mr. Jose Fernando Garcia and Ms. Maria Victoria Melgar are brother and sister. There is no family relationship between Ms. Sherri Kresser and the other officers and directors.

Business Experience

Glen Brow           President/Director
                    Multinet International Corporation, Inc.

     In 1990, Mr. Brow graduated from Eastern Michigan University with a Bachelor of Science degree in Industrial Distribution Technology and a minor in Marketing. Mr. Brow was employed by Grainger Inc. where he increased sales by 50%, educated a staff on 80,000 current and new products, and trained and supervised a team consisting of eight members. After leaving Grainger in 1995, Mr. Brow worked for Polo Towers where he was responsible for vacation ownership sales. He achieved the Top Performers Club in 1996 and 1997. In 1998, Mr. Brow was engaged by Consolidated Realty Inc. to lead its vacation ownership sales department and was awarded Chairman's Club Award for outstanding sales with Interval International. Mr. Brow currently is employed by Fairfield Inc. where he demonstrates vacation ownership plans, enabling clients to travel worldwide.

Sherri Kresser      Secretary/Director
                    Multinet International Corporation, Inc.

     Ms. Kresser graduated in March of 1990 with perfect marks attaining 4.0 at graduation. Ms. Kresser was employed as a medical assistant for Dr. Carl Woolsey, Jr. and Associates. Ms. Kresser performed multi-tasking, such as taking patient histories, vital signs, and charting of relevant information. She also assisted with patient exams and office surgical procedures, maintained scheduled tests ordered by physicians, assisted in ultrasound procedures, and handled all in-coming phone calls from patients. After being employed for seven years, Ms. Kresser decided to start her own daycare center. As of 1998, Ms. Kresser has taken a position as the regional distributor of the Heartwick Candle Company for the West Coast.

Traci Brow          Treasurer/Director
                    Multinet International Corporation, Inc.

     Ms. Brow began her formal education at Oakland Community College in 1984 with general education courses. Ms. Brow continued her education at Eastern Michigan University where she studied Liberal Arts from 1986-1990. In 1991, Ms. Brow was employed by Associated Pathology Laboratories as a main dispatcher for the company. Ms. Brow is responsible for coordinating drivers throughout Southern Nevada to pick up and deliver specimen and test results. Ms. Brow also sets up client accounts, handles special client needs, and performs various office management duties.

Jose Fernando Garcia    President, Secretary/Director
                        Nikky D. Corporation

         Mr. Garcia received a Bachelor of Science degree in 1962 from The Joan of Arc School in Guatemala City, Guatemala. Mr. Garcia then attended the
University of San Carlos Law School in Guatemala City and Los Angeles City College in 1965. From 1997 to the present time, Mr. Garcia has been developing a bar/restaurant in the Los Angeles area. Since 1992, he has owned and managed a Mobil Oil Corporation convenience store and service station (he also managed and owned another store from 1985-1989). From 1993 to 1997, Mr. Garcia served as a mortgage broker at Desert Professional Services in Las Vegas, Nevada. Responsibilities included bringing investors and borrowers to work out transactions, drawing mortgages, and supervising loan officers. In 1984, Mr. Garcia served as a member of the Board of Directors for Roll Freight Systems. From 1969 to 1970, he was owner and manager of a chain of three autoMobil repair and service stations. From 1965 to 1969, he served as Department Manager for Rheem Manufacturing Company. There he was responsible for keeping production machinery in repair, interpreting statistics on raw materials and final products, supervising and training personnel, reviewing, evaluating, and maintaining production flow, keeping records of labor, and analyzing data on constant market conditions.

Maria Victoria Melgar     Treasurer/Director
                          Nikky D. Corporation

        Mrs. Maria Melgar graduated with a BA and major in English as a second language at the Guatemalan Institute. She has resided in the U.S.A. since 1971. She is presently single and has ownership interest with her brother's service station in Phoenix. Maria is currently working for Fernando's Mobil Station in Sun City West, Arizona and has been since 1991. She serves as general manager and owner. She has developed this small business into being one of the top 100 producers in the Phoenix area. In 1994, she also helped create the Nikky D. Corporation. She serves as secretary and director. She has developed a program that, for a small fee, helps hire, train, and handle personnel for service stations, convenience stores, and car washes. It also takes care of payroll. The owners then have time to develop their business without the worries of maintaining employees' training. In previous years she has gained experience in sales, financing and collecting working for Pan American Home Products and Ammos and Anderson Products.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of the date of this report concerning beneficial ownership of the Company's Common Stock by
(i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Title      Name & Address                     Amount of        Percent
of         of Beneficial                      shares           of
Class      Owner of Shares       Position     held by Owner    Class
------     ---------------       --------     -------------    -------

Common     Glen Brow             President/    125,000           2.8%
           605 Largo Azul         Director
           Henderson, NV 89015

Common     Sherri Kresser        Secretary/    175,000           3.9%
           1440 Bronco Dr.        Director
           Boulder City, NV 89015

Common     Traci Brow            Treasurer/    125,000           2.8%
           605 Largo Azul         Director
           Henderson, NV 89015

Common     Jose Fernando Garcia  President,    385,000           8.7%
           3655 Campbell Road     Secretary/
           Las Vegas, NV 89129    Director of
                                  Nikky D. Corp.

Common     Maria Victoria Melgar Treasurer/    300,000           6.8%
           13951 Meeker Rd.       Director of
           Sun City West, AZ      Nikky D. Corp.
           85375

Common     All Executive Officers
            and Directors
            as a Group (5 people)            1,110,000          25.1%


         As of the date of this report, there were 63 stockholders of record and 2 beneficial owners of the Company's Common Stock.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 4,431,000 shares of common stock at a par value of $.001 per share.

         The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

         As of April 9, 2001, there were 4,431,000 shares of our common stock issued and outstanding that were held by 63 stockholders of record.

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

         Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

         All shares offered by the selling stockholders are validly issued, fully paid and non-assessable shares of our capital stock.

Transfer Agent

         Holladay Stock  Transfer,  2939 North 67th Place,  Scottsdale,  Arizona
85251,   is  the  transfer  agent  and  registrar  for  Multinet   International
Corporation, Inc.'s common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                                  LEGAL MATTERS

        Mark Brown, 3360 West Sahara Avenue, #200, Las Vegas, Nevada 89102 will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

                                     EXPERTS

        Kyle L. Tingle, independent certified public accountant, has audited the Consolidated Financial Statements of Multinet International Corporation, Inc., for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         Multinet International Corporation, Inc. was incorporated on May 16, 1996 under the laws of the state of Nevada. Its incorporators were Glen Brow, Traci Brow, and Sherri Henderson. Its purpose was to create and operate any and all legal business on the Internet. In addition, the Company's management attempted to expand into land acquisitions, which proved to be unsuccessful at that time. In addition, at that time, the Company was seeking to engage in a merger or acquisition with operating business entities in order to carry on its purpose of operating an Internet-based business.

         On July 1, 2000, Multinet International Corporation, Inc. acquired Nikky D. Corporation as a wholly-owned subsidiary. Multinet International Corporation, Inc.'s management decided to create a niche in the online management business, by focusing on the management of automotive service stations and convenience stores. The Company's management services would provide a centralized management system, including an online accounting and management system. Through Nikky D. Corporation, which has a management contract with Fernando's Mobil Station located in Phoenix, Arizona, Multinet International Corporation, Inc. established its first client in the management business.

         On March 14, 2001, Multinet International Corporaiton, Inc. caused to be formed under the laws of the State of Delaware, a corporation by the name of Nikky D. Corporation. Nikky D. Corporation, a Delaware corporation, was organized for the purpose of reincorporating under the laws of the State of Delaware a corporation which was originally organized under the laws of the State of Arizona under the same name and thereafter, dissolved. Nikky D. Corporation, a Delaware corporation, possesses all of the rights, privileges, powers, and franchises which had heretofore belonged to Nikky D. Corporation, an Arizona corporation. Nikky D. Corporation, the Delaware corporation, is the successor to Nikky D. Corporation, an Arizona corporation.

                             DESCRIPTION OF BUSINESS

Item 1.  DESCRIPTION OF BUSINESS.

         a.       Business Development

         Multinet International Corporation, Inc. (the "Company") was incorporated on May 16, 1996 with its purpose to create and operate any and all legal business on the Internet. In addition, the Company's management attempted to expand into land acquisitions, which proved to be unsuccessful at that time. At that time, the Company was seeking to engage in a merger or acquisition with operating business entities in order to carry on its purpose of operating an Internet business.

         On July 1, 2000, Multinet International Corporation, Inc. acquired Nikky D. Corporation as a wholly-owned subsidiary. Multinet International Corporation, Inc.'s management decided to create a niche in the online management business, by focusing on the management of automotive service stations and convenience stores. The Company's management services would provide a centralized management system, including an online accounting and management system. Through Nikky D. Corporation, which has a management contract with Fernando's Mobil Station located in Phoenix, Arizona, Multinet International Corporation, Inc. established its first client in the management business.

         b.       Business of Issuer

Principal Products or Services

         Multinet International Corporation, Inc., strengthened by its acquisition of Nikky D. Corporation (the "Subsidiary"), a wholly owned subsidiary, provides integrated management services for automotive service stations, dealerships, and convenience stores. The combined effort of the Company's experienced Officers and the Subsidiary's management team with over twenty years of experience offers a management package specializing in the start-up and managerial organization of both newly and fully operating convenience stores located in automotive service stations.

         The integrated management package provided by the Company includes consulting services for general accounting and management matters. The Company intends to continue and improve its services for additional management contracts, and those clients acquired through its subsidiaries. These management services consist of:

o hiring and training of managerial staff ranging from general managers to cashiers and attendants

o general site management  and employee  retention

o training employees to use computer equipment for full service station operations, including credit card and lottery sales transactions

o general accounting, including daily inventory, revenues, and payroll records, and maintenance of financial statements.

         The Company provides these services through its subsidiary, Nikky D. Corporation, to Fernando's Mobil Station located in Phoenix, Arizona. This management contract was a related party transaction. At the time the management contract was negotiated between Nikky D. Corporation and Fernando's Mobil Station, Jose F. Garcia and his sister Maria Victoria Melgar each owned 50% of Nikky D. Corporation and 50% of Fernando's Mobil Station. Currently, Fernando's Mobil Station is the Company's sole customer, through Nikky D. Corporation. The management contract between Nikky D. Corporation, the Company's wholly owned subsidiary, and Fernando's Mobil Station is perpetual until such time as both parties agree, in writing, to terminate such agreement.

         As the Company expands, it intends to develop a central accounting and management system known as "the Multinet Connection", which utilizes state-of-the-art technology to efficiently organize and maintain the ongoing management needs of a full-service station. The Multinet Connection will provide management and accounting services via the Internet and telecommunications, offering a centralized organization of inventory, accounting and sales records. This Internet-based system will offer a complete range of management services, at a cost typically less than that for in-house site management. The Multinet Connection will allow clients to enter information in an organized manner into a centralized Internet system, and will inform the Company of any additional consulting services required.

         The Company intends to expand its client base by acquiring additional management service contracts with automotive service stations, dealerships, and convenience stores, primarily targeting newly operating stations in the Phoenix, Arizona area. The Company anticipates great need for its specialized management services by these newly operating stations, so that they can concentrate on their core operations. The Company also plans to expand its client base and management team through strategic acquisitions, in order to continue developing and enhancing the scope of its managerial services.

         The Company is in a competitive business with other companies that provide management services. The Company intends to create a unique niche in the management business, by providing integrated accounting and management services geared specifically for automotive service stations, dealerships, and convenience stores.

Governmental Regulation

         At the  present  time,  the  Company's  management  is not aware of any
existing  or  probable   governmental   regulations,   including   environmental
regulations, which may have an effect on the Company's business.

Employees and Research and Development

         Number of Total and Full-Time Employees

         Currently, the Company has 10 employees, which include those employees of its wholly-owned subsidiary, Nikky D. Corporation and officers and directors of Multinet International Corporation, Inc. Four of these employees of Nikky D. Corporation are full-time employees.

         Research and Development

         We expect to employ contractors on a part-time basis as needed to implement "the Multinet Connection". We are therefore currently dependent upon the management skills of our officers, directors and employees.

Competition

         The Company is in a competitive business with other companies that provide management services.

         The Company intends to create a unique niche in the management business, by providing integrated accounting and management services geared specifically for automotive service stations, dealerships, and convenience stores.

         Currently, our sole customer is Fernando's Mobil Station, which is managed through our wholly-owned subsidiary, Nikky D. Corporation. The Company intends to expand its client base by acquiring additional management service contracts with automotive service stations, dealerships, and convenience stores, primarily targeting newly operating stations in the Phoenix, Arizona area. The Company anticipates great need for its specialized management services by these newly operating stations, so that they can concentrate on their core operations. The Company also plans to expand its client base and management team through strategic acquisitions, in order to continue developing and enhancing the scope of its managerial services.

Reports to Security Holders

         We currently file reports, including quarterly and annual reports, with the Commission pursuant to Section 12(b) or (g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company files its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NOTE REGARDING PROJECTIONS AND FORWARD-LOOKING STATEMENTS

This statement includes projections of future results and forward-looking statements as that terms is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements that are included in this 10-KSB, including statements of historical fact, are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors could cause actual results to differ materially from the expectations disclosed in this statement, including without limitation, in conjunction with those forward looking-statements contained in this statement.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

         REVENUES.   For  the  year  ended  December  31,  2000,  revenues  were approximately $175,500, an increase of approximately $42,000, or 32%, versus revenues of approximately $133,400 for the year ended December 31, 1999. The increase in revenues for the 2000 period was due primarily to an increase of management consulting services, including service station management, to the Company's client, Fernando's Mobil Station, located in Phoenix, Arizona.

         OPERATING EXPENSES. Operating expenses, as a percentage of revenues, decreased to 96% for the year ended December 31, 2000 as compared to 103% for the year ended December 31, 1999. This decrease in operating expenses as a percentage of revenues for the year ended December 31, 2000 occurred primarily due to an increase in revenues during the fourth quarter of 2000. Salaries and payroll taxes, as included in operating expenses, increased from approximately $88,000 for the year ended December 31, 1999 to approximately $113,300 for the year ended December 31, 2000. This increase in operating expenses in 2000 was due primarily to Nikky D. Corporation taking over payroll obligations for Fernando's Mobil Station for the entire year of 2000 versus payroll obligations for nine months in 1999.

         NET INCOME (LOSS). For the year ended December 31, 2000, net income before income taxes was approximately $7,700, compared to net losses of approximately $3,400 for the year ended December 31, 1999. This was due primarily to an increase in revenues during the fourth quarter of 2000.

LIQUIDITY AND CAPITAL RESOURCES

         The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations, securing short and long-term financing to continue development of its management services, and the acquisition of additional management contracts and subsidiaries. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding, additional management contracts, or funding through the sale of its common stock, the Company would be unlikely to continue its operations.

         An increase in the shortfall of cash increased from $3,722 for the year ended 1999 to $18,505 for the year ended 2000. This shortfall was due primarily to a significant increase in accounts receivable from Fernando's Mobil Station for management contract services. This cash shortfall was offset by loans from related parties and issuances of stock.

         Currently, the Company's sole source of internal liquidity is from the operations of its wholly-owned subsidiary Nikky D. Corporation, which is partly owned by a shareholder of the Company. External sources of liquidity may include loans from the Company's management as necessary. At this time, the Company's management is unaware of any known trends, events or uncertainties that may have a material impact on its short- or long-term liquidity, net sales or revenues or income from continuing operations, or any seasonal aspects that may have a material effect on its financial conditions or results of operations.

                             DESCRIPTION OF PROPERTY

         The Company does not own any property at the present time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 1, 2000, the Company acquired Nikky D. Corporation as a wholly-owned subsidiary. Nikky D. Corporation manages Fernando's Mobil Station in the Phoenix, Arizona area under a management contract. Currently, the two 50% partners of Fernando's Mobil Station combined own 15.46% of the common stock of the Company.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      The securities to which this registration statement applies are being offered by selling security holders. We are not offering any new shares for sale. There are no outstanding options, rights, warrants to purchase, or securities convertible into, our common equity.

         We have never paid a dividend, nor do we intend to do so in the foreseeable future. There are no restrictions on the power of the Board of Directors to declare and pay dividends.

         In addition to this filing, the Company's common stock has been registered in a Form 10-SB filing with the Securities and Exchange Commission. The Company intends to continue to meet the fully-reporting requirements of the Act and to file reports in the required intervals.

         The Company has filed an application to be listed on the NASD "Over-the-Counter" Bulletin Board ("NASDOTCBB"), which is pending. At the present time, the Company's common stock is highly illiquid.

                             EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation of the executive officers of Multinet International Corporation, Inc. for the fiscal year ended December 31, 1998:

                                  Annual
Name/Title              Year      Salary        Bonus      Common Stock
-----------------------------------------------------------------------
Glen Brow,              1998       -0-           -0-         125,000
President/Director
Traci Brow,             1998       -0-           -0-         125,000
Treasurer/Director
Sherri Kresser          1998       -0-           -0-         175,000
-----------------------------------------------------------------------

         None  of  the  officers  or  directors  of  the   Registrant   received
compensation for their services during the fiscal years ended December 31, 1999 or 2000.

                              FINANCIAL STATEMENTS

                    MULTINET INTERNATIONAL CORPORATION, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                December 31, 2000

                                    Contents

INDEPENDENT  AUDITOR'S  REPORT  ON THE
CONSOLIDATED  FINANCIAL STATEMENTS                                          26
--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                              27

   Consolidated Statements of Income                                        28

   Consolidated Statements of Stockholders' Equity                          29

   Consolidated Statements of Cash Flows                                 30-31

   Notes to Consolidated Financial Statements                            32-36
--------------------------------------------------------------------------------

                          Independent Auditor's Report
                          ----------------------------


         To the Board of Directors
         Multinet International Corporation, Inc.
         Las Vegas, Nevada


         I have audited the accompanying consolidated balance sheet of Multinet International Corporation, Inc. as of December 31, 2000, 1999, and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Multinet International Corporation, Inc. as of December 31, 2000, 1999 and 1998 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has not been generating revenue and has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
         Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


         /s/ KYLE L. TINGLE
             --------------
             KYLE L. TINGLE
             CERTIFIED PUBLIC ACCOUNTANT

         February 5, 2001
         Henderson, Nevada

                    MULTINET INTERNATIONAL CORPORATION, INC.

                           CONSOLIDATED BALANCE SHEETS
                        December 31, 2000, 1999 and 1998


                                                                                       2000             1999              1998
                                                                              -------------    -------------     -------------
                                                             ASSETS
          CURRENT ASSETS
               Cash                                                           $         779    $       2,284     $       5,506
               Accounts receivable (Note 2)                                          43,053                0                 0
               Prepaid expenses                                                       1,159              159                 0
                                                                              -------------    -------------     -------------

                      Total current assets                                    $      44,991    $       2,443     $       5,506
                                                                              -------------    -------------     -------------

                                     Total assets                             $      44,991    $       2,443     $       5,506
                                                                              =============    =============     =============


                                                      LIABILITIES AND STOCKHOLDERS' EQUITY
          CURRENT LIABILITIES
               Outstanding checks in excess of bank balance                   $       5,793    $           0     $           0
               Accounts payable and accrued expenses                                 12,730              700               220
               Federal and state income taxes payable                                     0                0               676
               Due to related parties (Note 2)                                       11,500                0                 0
                                                                              -------------    -------------     -------------

                      Total current liabilities                               $      30,023    $         700     $         896
                                                                              -------------    -------------     -------------


          STOCKHOLDERS' EQUITY (NOTE 3)
               Common stock: $.001 par value;
                  authorized 25,000,000 shares;
                  issued and outstanding
                  4,425,000 shares at December 31, 1998;                      $                $                 $       4,425
                  4,425,500 shares at December 31, 1999;                                               4,426
                  4,432,000 shares at December 31, 2000                               4,431
               Additional paid in capital                                             5,994              499                 0
               Retained earnings (accumulated deficit)                                4,543           (3,182)              185
                                                                              -------------     -------------    -------------

                      Total stockholders' equity                              $      14,968    $       1,743     $       4,610
                                                                              -------------     -------------    -------------

                                     Total liabilities and
                                     stockholders' equity                     $       44,991   $       2,443     $       5,506
                                                                              ==============    =============    =============


         See Accompanying Notes to Consolidated Financial Statements.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2000, 1999, and 1998


                                                                                        2000              1999             1998
                                                                                ------------     -------------     ------------

       Revenues (Notes 1 and 4)                                                 $    175,462     $     133,394     $     78,000

       Cost of revenue                                                                     0                 0                0
                                                                                ------------     -------------     ------------

                  Gross profit                                                  $    175,462     $     133,394     $     78,000
                                                                                ------------     -------------     ------------
       Operating expenses
          Salaries and payroll taxes                                            $    113,305     $      88,083     $          0
          Management fees                                                             24,500            25,692           51,179
          Other operating expenses                                                    29,932            22,986           29,723
                                                                                ------------     -------------     ------------

             Operating expenses                                                 $    167,737     $     136,761     $     80,902
                                                                                ------------     -------------     ------------

                  Operating income (loss)                                       $      7,725     $      (3,367)    $     (2,902)

       Nonoperating income (expense)                                                       0                 0                0
                                                                                ------------     -------------     ------------

                  Net income (loss) before income taxes                         $      7,725     $      (3,367)    $     (2,902)
                                                                                ------------     --------------    -------------

       Federal and state income taxes                                                      0                 0              676
                                                                                ------------     -------------     ------------

                  Net income (loss)                                             $      7,725     $      (3,367)    $     (3,578)
                                                                                ============     ==============    =============

                  Net income (loss) per share (Note 3)                          $       0.00     $      (0.00)     $     (0.00)
                                                                                ============     =============     ============

                  Average number of shares
                  of common stock outstanding                                      4,430,057         4,425,000        4,267,808
                                                                                ============     =============     ============


         See Accompanying Notes to Consolidated Financial Statements.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2000, 1999 and 1998


                                                                         Common Stock and Capital            Retained Earnings
                                                                          In Excess of Par Value               Accumulated
                                                                       ----------------------------
                                                                            Shares        Amount                 (Deficit)
                                                                       ------------------------------------------------------

          Balance at December 31, 1997                                     4,000,000    $       4,000         $       3,763

          Director Compensation                                              425,000              425

          Net (loss), December 31, 1998                                                                              (3,578)
                                                                       -------------    -------------         --------------

          Balance at December 31, 1998                                     4,425,000    $       4,425         $         185

          Sale of stock, December 16, 1999                                       500              500
          Net (loss), December 31, 1999                                                                              (3,367)
                                                                       -------------    -------------         --------------

          Balance at December 31, 1999                                     4,425,500    $       4,925         $      (3,182)

          Sale of stock, March 9, 2000                                           500              500

          Sale of stock, March 31, 2000                                        5,000            5,000

          Net income, December 31, 2000                                                                               7,725
                                                                       -------------    -------------         -------------

          Balance at December 31, 2000                                     4,431,000    $      10,425         $       4,543
                                                                       =============    =============         =============



         See Accompanying Notes to Consolidated Financial Statements.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2000, 1999 and 1998


                                                                                        2000              1999             1998
                                                                                ------------     -------------     ------------
         Cash Flows From Operating Activities:
             Cash received from customers                                       $    132,409     $     133,394     $     78,000
             Cash paid to suppliers and vendors                                     (149,914)         (136,281)         (81,613)
             Income taxes paid                                                        (1,000)             (835)               0
                                                                                -------------    --------------    ------------

                  Net cash (used in) operating
                     activities                                                 $    (18,505)    $      (3,722)    $     (3,613)
                                                                                -------------    --------------    -------------

         Cash Flows From Investing Activities:
             Net advances from related parties                                  $      11,500    $           0     $          0
             Proceeds from issuance of common stock                                    5,500               500                0
                                                                                ------------     -------------     ------------

                  Net cash provided by investing
                     activities                                                 $     17,000     $         500     $          0
                                                                                -------------    -------------     ------------

         Cash Flows From Financing Activities
             Proceeds from notes payable                                        $          0     $           0     $          0
             Principal payments on notes payable                                           0                 0                0
                                                                                ------------     -------------     ------------

                  Net cash (used in) financing
                     activities                                                 $          0     $           0     $          0
                                                                                ------------     -------------     ------------

                  Net (decrease) in cash and cash equivalents                   $     (1,505)    $     (3,222)     $     (3,613)

         Cash and cash equivalents at beginning of year                                2,284             5,506            9,119
                                                                                ------------     -------------     ------------
          Cash and cash equivalents at end of year                              $        779     $       2,284     $      5,506
                                                                                ============     =============     ============


         See Accompanying Notes to Consolidated Financial Statements.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2000, 1999 and 1998


                                                                                        2000              1999             1998
                                                                                ------------     -------------     ------------
         Reconciliation of net income (loss) to net
             cash (used in) operating activities

         Net income (loss)                                                      $      7,725     $      (3,367)    $     (3,578)
         Adjustments to reconcile net income (loss)
             to cash (used in) operating activities:
             Director stock compensation                                                   0                 0              425
             Change in assets and liabilities
               (Increase) in accounts receivable                                     (43,053)                0                0
               (Increase) decrease in prepaid expenses                                (1,000)             (159)               0
               Increase (decrease) in accounts payable                                17,823              (196)            (460)
                                                                                ------------     --------------    -------------

                  Net cash (used in) operating activities                       $    (18,505)    $      (3,722)    $     (3,613)
                                                                                =============    ==============    =============



          Supplemental schedule of non-cash
             investing and financing activities
          Issue common stock to directors                                       $          0     $           0     $        425
                                                                                ============     =============     =============



         See Accompanying Notes to Consolidated Financial Statements.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998


Note 1.  Nature of Business and Significant Accounting Policies

         Nature of Business:
         ------------------
         Multinet International Corporation, Inc. ("Company") was organized May 17, 1996 under the laws of the State of Nevada. The Company was formed to provide experienced management to companies through management contracts or through merger or acquisition. Currently, it manages one convenience store in the Phoenix, Arizona area through Nikky D Corporation, a wholly owned subsidiary.

         A  summary  of the  Company's  significant  accounting  policies  is as follows:
         -------

         Estimates
         ---------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Principles of Consolidation
         ---------------------------
         The consolidated financial statements include the accounts of the Company and Nikky D Corporation, a wholly owned subsidiary. All
         significant   intercompany   accounts   and   transactions   have  been
         eliminated.

         Business Combination
         --------------------
         Business combinations, which have been accounted for under the pooling-of-interests method of accounting, combine the assets, liabilities, and stockholders' equity of the acquired entities with the respective accounts of the Company. Prior period financial statements have been restated to give effect to the acquisition (see Note 3).

         Cash
         ----
         For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2000, December 31, 1999, and December 31, 1998.

                   MULTINET INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998


         Note 1. Nature of Business and Significant Accounting Policies (continued)

         Income Taxes
         ------------
         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

         Due to the inherent uncertainty in forecasts of future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets at December 31, 2000, 1999, and 1998.

         Revenue Recognition
         -------------------
         The Company reports income and expenses on the accrual basis of accounting, whereby income is recorded when it is earned and expenses recorded when they are incurred.

         Note 2.  Related Party Transactions

         Revenues and Accounts Receivable
         --------------------------------
         Revenues are derived from a management agreement with Fernando's Mobil Station, a related party through common ownership. Revenues for the years ended December 31, 2000, 1999, and 1998 are $175,462, $133,394,
         and $78,000 respectively. Accounts receivable related from Fernando's Mobil for the years ended December 31, 2000, 1999, and 1998 are $43,053, $0, and $0, respectively. The owners of Fernando's Mobil Station have guaranteed the balance due to the Company.

         Management Fees and Accounts Payable
         ------------------------------------
         Nikky D Corporation has management agreements with the owners of Fernando's Mobil Station, who are also minority owners of the Company. Management fees to related parties for the years ended December 31, 2000, 1999, and 1998 are $24,500, $25,692, and $51,179, respectively.
         Management fees included in accounts payable for the years ended December 31, 2000, 1999, and 1998 are $6,000, $0, and $0, respectively.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998


Note 2.  Related Party Transactions (continued)

         Due to Related Parties
         ----------------------
         Companies affiliated through partial common ownership or management have advanced funds for the ongoing operations of the company. These advances are anticipated to be repaid through current operations of the company.

         These advances as of December 31, 2000 are as follows:

                  Shogun Investment Group                 7,500
                  Southern States Land Development        2,000
                  Union Connection, Inc.                  1,000
                  High Desert Land, Inc.                  1,000
                                                       ----------
                                                       $ 11,500
                                                       ==========
Note 3.  Stockholders' Equity

         Common Stock


         The authorized common stock of the Company consists of 25,000,000 shares with par value of $0.001. On August 15, 1999, the Company's shareholders approved a thousand for one stock split of the existing shares. On July 1, 2000, the Company authorized and issued 2,000,000 shares of restricted stock to acquire Nikky D Corporation. Prior year information has been restated to reflect the stock split. At the acquisition date, a common stockholder owned 3.5% of the Company and 15% of Nikky D. Corporation. After the acquisition, the stockholder owned 8.7% of the Company.

         The Company has not authorized any preferred stock.

         Net Loss Per Common Share
         -------------------------
         Net loss per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." The weighted-average number of common shares outstanding during each period is used to compute basic loss per share. Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

         Basic net loss per common share is based on the weighted average number of shares of common stock outstanding of 4,430,057 during 2000; 4,425,000 during 1999, and 4,268,000 during 1998. As of December 31,
         2000 and December 31, 1999, and 1998, the Company had no dilutive potential common shares.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998


Note 3.  Stockholders' Equity (continued)

         Return of Stock
         ---------------
         Stock purchased by a related party on July 28, 2000 was returned to the Company in exchange for a loan. This was in compliance with the terms of the stock purchase agreement.

Note 4.  Acquisitions
         ------------
         On July 1, 2000, the Company completed its acquisition of Nikky D Corporation ("Nikky D"), in which Nikky D became a wholly owned subsidiary of the Company. The Company exchanged 2,000,000 shares of common stock for all the outstanding shares of Nikky D. The acquisition was a recorded using the pooling method of accounting and accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Nikky D for all periods ended. Nikky D's revenues for the six months ended June 30, 2000 (date prior to acquisition) and years ended December 31, 1999 and 1998 were $75,762, $133,394, and $78,000, respectively. Nikky D's net loss for the six months ended June 30, 2000 and years ended December 31, 1999 and 1998 were $(371), $(1,384), and $(2,948), respectively.

Note 5.  Going Concern

         The Company's financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

         On July 1, 2000, the Company acquired Nikky D Corporation. Nikky D Corporation, through a management contract with Fernando's Mobil station, a Company affiliated through common ownership and management, manages a convenience store in the Phoenix, Arizona area. The two 50% partners of Fernando's Mobil Station own 15.46% of the common stock of the Company. Revenues are provided for by a management agreement with the convenience store.

         The business plan contemplates equity funding or financing to acquire other business or operating enterprises. The Company also seeks to acquire additional management agreements to manage convenience stores in the Phoenix, Arizona region.

         As of December 31, 2000, the Company's cash flow was not sufficient to cover expenses of the Company. Shortfalls have been covered by advances from parties related by common ownership or management. Without the realization of increased revenues or additional capital through financing or sale of securities, it would be unlikely for the Company to continue as a going concern.

                    MULTINET INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998


Note 6.  Subsequent Event

         Subsequent to year-end, it was discovered that the corporate charter of Nikky D. Corporation was involuntarily dissolved by the State of Arizona. Nikky D. Corporation, upon approval of its original shareholders, has reincorporated as a Delaware Corporation. The business operations of Nikky D. Corporation were not affected by this reorganization.

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On July 6, 2000, Kurt Saliger, C.P.A. (the "former accountant") who was previously engaged as the principal accountant to audit the Registrant's financial statements, resigned as principal accountant for Multinet International Corporation, Inc. (the "Registrant"). The decision to change accountants was approved by the board of directors on July 6, 2000.

         The former accountant's report on the financial statements for the past two years and any interim period (including any time period before his resignation), did not contain any adverse opinions or disclaimers of opinion, nor were they modified regarding audit scope or accounting principles. Neither were there any disagreements, resolved or unresolved, or reportable events with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         On July 6, 2000, Kyle L. Tingle, C.P.A., located in Henderson, Nevada, was engaged as the principal accountant to audit the Registrant's financial statements.

         The Registrant has provided the former accountant with a copy of the disclosures regarding this change in accountants filed with the Commission. The Registrant has requested the former accountant to furnish a letter addressed to the Commission stating whether he agrees with the statements made by the Registrant and, if not, stating the respects in which he does not agree. This letter by the former accountant has been attached as an exhibit to this filing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT  AUDITOR'S  REPORT  ON THE
CONSOLIDATED  FINANCIAL STATEMENTS .....................................    26

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets
        for Years Ended December 31, 2000, 1999 and 1998 ...............    27

   Consolidated Statements of Income ...................................    28

   Consolidated Statements of Stockholders' Equity .....................    29

   Consolidated Statements of Cash Flows ............................... 30-31

   Notes to Consolidated Financial Statements .......................... 32-36

                 PART II. INFORMATION NOT REQUIRED IN PROPSECTUS
                 ===============================================

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by the laws of the State of Nevada and the By-laws of the Company, the Company will indemnify any person who is made a party, or threatened to be made a party, to an action or proceeding, whether criminal, civil, administrative or investigative, because of his or her having been a director or officer of the Company, or having served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she is or was an employee of the Company.

         The Company has not entered into any specific contracts or agreements with any person with regard to indemnification, but may do so in the future.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        SEC Filing Fee ........................ $ 1,107.75
        State Filing Fees .....................   2,500.00
        Printing and Engraving Expenses .......   1,500.00
        Legal Fees and Expenses ...............   4,500.00
        Accounting Fees and Expenses ..........   2,500.00
        Miscellaneous Expenses ................     750.00
                                                ----------
                        TOTAL                   $12,857.75

         Expenses are estimated. Filing Fees, printing and engraving expenses, legal, accounting and miscellaneous expenses will be borne by the Company.

         Selling commissions, underwriting fees, or other expenses of offering and selling the shares, if any, will be borne entirely by the selling shareholders.

                     RECENT SALES OF UNREGISTERED SECURITIES

Purchaser           Per Share  Purchase Amount  Date of Purchase Shares
-----------------------------------------------------------------------

Donald C. Bradley     $1.00       $ 500 (1)         3/09/2000       500
Donald C. Bradley     $1.00       $5000 (1)         3/31/2000     5,000
Yolanda Ayala          (2)          (2)             7/20/2000    62,000
C. Blake Bradley       (2)          (2)             7/20/2000    58,000
Jeff Bradley           (2)          (2)             7/20/2000    61,000
Spencer Bradley        (2)          (2)             7/20/2000    62,000
Micky Cohen            (2)          (2)             7/20/2000    58,000
Laura Dentgher         (2)          (2)             7/20/2000    63,000
Fernando Garcia        (2)          (2)             7/20/2000    67,000
Jose F. Garcia         (2)          (2)             7/20/2000   300,000
Priscilla Garcia       (2)          (2)             7/20/2000    63,000
Vilma V. Garcia        (2)          (2)             7/20/2000    67,000
Shaun Hadley           (2)          (2)             7/20/2000    60,000
Alfonso Hernandez      (2)          (2)             7/20/2000    60,000
Alfonso Hernandez, Jr. (2)          (2)             7/20/2000    58,000
Bonnie Juarez          (2)          (2)             7/20/2000    58,000
Cynthia Kerkhoff       (2)          (2)             7/20/2000    68,000
Sonia Lenta            (2)          (2)             7/20/2000    57,000
Claudia Melgar         (2)          (2)             7/20/2000    62,000
Jorge Melgar           (2)          (2)             7/20/2000    61,000
Maria V. Melgar        (2)          (2)             7/20/2000   300,000
Carlos Mestanza        (2)          (2)             7/20/2000    60,000
Dean Mitchell          (2)          (2)             7/20/2000    54,000
Carlos Orellana        (2)          (2)             7/20/2000    58,000
Silvia Orellana        (2)          (2)             7/20/2000    64,000
Clement Surprenant     (2)          (2)             7/20/2000    57,000
Jennifer Surprenant    (2)          (2)             7/20/2000    62,000

(1) These sales were made for cash, in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933, as amended, and are restricted by Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding Common Stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months. All such sales were effected without the aid of underwriters, and no sales commissions were paid. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, in accordance with Rule 144.

(2) These shares were issued by the Registrant pursuant to the Acquisition Agreement dated July 1, 2000 between the Registrant and Nikky D. Corporation. Pursuant to the agreement, each former shareholder of Nikky D. Corporation exchanged all of his or her shares for shares of Multinet International Corporation, Inc., in a one-for-one stock exchange.

                                    EXHIBITS


Number     Description
-----------------------------------------------------------------------------

2.1        Plan of Acquisition  (Incorporated by reference from Exhibit 2.1 of
             Form 8-K filed July 21, 2000).

3.1        Articles of Incorporation of Multinet International
             Corporation, Inc. (Incorporated by reference from Exhibit 3.1 of Form 8-K filed October 27, 2000).

3.2        Bylaws of Multinet International Corporation, Inc.
             (Incorporated by reference from Exhibit 3.2 of Form 8-K filed July 21, 2000).

3.3        Certificate of Incorporation of Nikky D. Corporation,
             a Delaware corporation (Incorporated by reference from Exhibit 3.1 of Form 8-K filed April 6, 2001).

5.1        Opinion of Counsel Regarding Legality and Consent

10.1       Nikky D. Management Agreement (Incorporated by reference from
             Exhibit 27.1 of Form 8-K filed July 21, 2000).

16.1       Letter  on  Change  in  Certifying   Accountant   (Incorporated  by
             reference from Exhibit 16.1 of Form 8-K/A filed November 17, 2000).

21.1       Subsidiaries  of the  Registrant  (Incorporated  by reference  from
             Exhibit 21.1 of Form 10-KSB filed April 2, 2001).

23.1       Consent of Kyle L. Tingle, C.P.A.

                                  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on April 9, 2001.

                    MULTINET INTERNATIONAL CORPORATION, INC.
                    ----------------------------------------
                                  (Registrant)

By:  /s/ GLEN BROW
         ---------
         GLEN BROW
         PRESIDENT

     Date:  April 9, 2001

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

     /s/ TRACI BROW
         ----------
         TRACI BROW
         TREASURER

     Date:  April 9, 2001

     /s/ SHERRI KRESSER
         --------------
         SHERRI KRESSER
         SECRETARY

     Date:  April 9, 2001

EXHIBIT 5.1
OPINION REGARDING LEGALITY


                      LAW OFFICES OF BROWN & HACKMAN, P.C.
                           3360 West Sahara, Suite 200
                               Las Vegas, NV 89102
                                 --------------
                            Telephone: (702)732-2253
                               Fax: (702) 940-4006
                             EMAIL LVSECATT@AOL.COM
                                 ---------------

Mark J. Brown, Esq.                                       Shawn F. Hackman, Esq.


April 11, 2001


Board of Directors
Multinet International Corporation, Inc.
8100 West Sahara Avenue, #200
Las Vegas, Nevada 89117

         RE: Registration Statement on Form SB-2 for Multinet International
             Corporation, Inc., a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 4,431,000 shares (the "shares") of the Company's common stock, $.001 par value, to be sold by selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of the following documents:

i.       The  Articles of Incorporation  and  By-Laws of the Company;
ii. Resolutions of the Board of Directors authorizing the offering and related matters;
iii.     The Registration Statement and the Exhibits thereto; and
iv. Such other matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.


Sincerely yours,



/s/ MARK J. BROWN, ESQ.
    -------------------
    MARK J. BROWN, ESQ.

EXHIBIT 23.1
CONSENT OF CERTIFIED PUBLIC ACCOUTANT

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNT


I consent to (a) the inclusion in the Registration Statement of Multinet International Corporation, Inc. on Form SB-2 of my report dated February 5, 2001, relating to the consolidated financial statements of Multinet International Corporation, Inc. as of December 31, 2000 and December 31, 1999; and (b) the reference to my services in the Registration Statement under the caption "Experts".



/s/ KYLE L. TINGLE, CPA
    ------------------------
    KYLE L. TINGLE, CPA, LLC

Henderson, Nevada
April 9, 2001